Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of AmSurg Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AmSurg Corp. and subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Nashville, Tennessee
July 15, 2014